Exhibit 99.1

Timberland Bancorp, Inc. Announces Increased Third Quarter Earnings and Increased Dividend

     HOQUIAM, Wash.--(BUSINESS WIRE)--July 27, 2004--Timberland Bancorp, Inc. (Nasdaq:TSBK):

     --   Earnings Per Share Increases 8% from Prior Quarter

     --   Quarterly Dividend Increased by 7% to $0.15/Share

     --   Announces 7 Branch Acquisition

     --   Gig Harbor Branch Opened

     --   Non-Performing Assets Decrease by 41% from March 31, 2004

     Timberland Bancorp, Inc. (Nasdaq:TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.45 million, or $0.39 per diluted share, for the quarter ended June 30, 2004. This represents an 8% increase in earnings per share from the prior quarter ended March 31, 2004 and a 3% increase from the same period a year ago.
     The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.15/share of common stock for shareholders of record August 10, 2004, payable on August 24, 2004. The $0.15/share represents a 7% increase over the prior quarter's rate of $0.14/share and will be the 26th consecutive quarter that Timberland has paid a cash dividend.
     "We were pleased with the increased profitability over the prior calendar quarter, the reduction in non-performing assets, and the signing of an agreement to acquire seven bank branches from Venture Bank," stated Company President Michael R. Sand.

     Branch Acquisition

     On June 24, 2004, Timberland announced an agreement to acquire seven branch offices and related deposits in three Western Washington counties from Venture Bank. Timberland will acquire approximately $91 million in deposits, which represents a 30% increase in its deposit base. In addition, Timberland will acquire real estate, branch infrastructure, and employees for seven offices in Toledo, Winlock, Elma, Montesano, Hoquiam, Aberdeen and Panorama City. "This acquisition complements our branching strategy and is a very good fit for us, adding additional in-market branches, a solid customer base, productive employees and stable low-cost deposits," said Sand. "The branch locations offer an ideal mix of in-market offices and new territory. Five of the branches are located within our existing geographic footprint and show solid prospects for generating operating synergies with our current system. The two branches in Toledo and Winlock allow us to expand into Lewis County. Entering this new market reflects our commitment to the continued growth of our community banking philosophy, where decisions are made locally, and community involvement is encouraged."
     Of the approximately $91 million in acquired deposits, 53% are in N.O.W. checking, savings, and money market accounts, 17% are non-interest-bearing deposits and 30% are time certificates. "The mix of deposits is expected to reduce our cost of funds and increase core deposits," said Dean J. Brydon, Chief Financial Officer. "As we deploy deposits into loans in the communities we serve, we anticipate this transaction will contribute to our net interest margin and earnings. We believe the acquisition will be accretive within one year following full integration of the new branches into our system. This acquisition, which is the first we have done since going public in 1998, brings solid potential to generate long-term earnings growth and also complements our efforts to enhance shareholder value through dividends and share repurchases."
     The transaction is scheduled to close in October 2004 and is subject to regulatory approval. The Company estimates that it will incur transaction-related expenses of approximately $300,000 ($198,000 after income tax). These costs will be expensed during the next two quarters.

     Branch Expansion Update

     We are pleased to announce that Timberland's new Gig Harbor office opened on July 6, 2004. Occupying an exceptional location, the branch is managed by Richard Pifer, who has invested 13 years of his 24-year banking career lending in the Gig Harbor market.

     Disclaimer

     This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.


                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT
           For the three and nine months ended June 30, 2004 and 2003
                  (Dollars in thousands, except per share data)
                                   (Unaudited)


                           Three Months Ended       Nine Months Ended
                                 June 30,                June 30,
                             2004        2003        2004        2003
                           -------------------     -------------------
Interest and Dividend
 Income
Loans receivable       $    6,134  $    6,203  $   18,610  $   19,165
Investments and
 mortgage-backed
 securities                   234         209         717         697
Dividends from
 investments                  243         259         762         805
Interest bearing
 deposits in banks             16         103          97         308
                           -------------------     -------------------
   Total interest and
    dividend income         6,627       6,774      20,186      20,975
Interest Expense
Deposits                      988       1,338       3,199       4,361
Federal Home Loan Bank
 advances                     723         840       2,383       2,521
                           -------------------     -------------------
   Total interest
    expense                 1,711       2,178       5,582       6,882
                           -------------------     -------------------
   Net interest income      4,916       4,596      14,604      14,093
Provision for Loan
 Losses                        14          66          94         347
                           -------------------     -------------------
   Net interest income
    after provision
    for loan losses         4,902       4,530      14,510      13,746
Non-Interest Income
Service charges on
 deposits                     510         531       1,409       1,522
Gain on sale of loans, net    159         364         585       1,187
Gain (loss) on sale of
 securities                    --         135          (6)        135
BOLI net earnings             111         131         338         400
Escrow fees                    32          70         105         205
Servicing income
 (expense) on loans sold      (17)         50         (21)        245
ATM transaction fees          166         213         462         588
Other                         122         154         340         511
                           -------------------     -------------------
   Total non-interest
    income                  1,083       1,648       3,212       4,793
Non-interest Expense
Salaries and employee
 benefits                   2,155       2,068       6,561       6,110
Premises and equipment        426         580       1,353       1,313
Advertising                   207         170         559         550
Loss (gain) from real
 estate operations and
 write-downs                   48          68         (27)        141
ATM expenses                  111         169         303         470
Other                         947         888       2,814       2,384
                           -------------------     -------------------
   Total non-interest
    expense                 3,894       3,943      11,563      10,968

Income before federal
 income taxes               2,091       2,235       6,159       7,571
Federal Income Taxes          645         694       1,904       2,372
                           -------------------     -------------------
   Net Income          $    1,446  $    1,541  $    4,255  $    5,199
                           ===================     ===================
Earnings Per Common
 Share:
   Basic               $     0.41  $     0.41  $     1.16  $     1.36
   Diluted             $     0.39  $     0.38  $     1.10  $     1.30
Weighted average
 shares outstanding:
   Basic                3,492,286   3,783,219   3,681,059   3,820,142
   Diluted              3,671,143   4,012,736   3,860,573   4,008,623



                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                             SUMMARY BALANCE SHEETS
                      June 30, 2004 and September 30, 2003
                             (Dollars in thousands)
                                   (unaudited)
                                              June 30,  September 30,
                                                2004       2003
                                             -------------------------
ASSETS
Cash and due from financial institutions     $ 12,473    $  8,587
Interest bearing deposits in banks              1,738      29,511
Investments and mortgage-backed
 securities - held to maturity                    199         279
Investments and mortgage-backed
 securities - available for sale               53,608      54,031
Federal Home Loan Bank stock                    5,633       5,454

Loans receivable                              337,381     325,126
Loans held for sale                               612       1,001
Less:  Allowance for loan losses               (3,928)     (3,891)
                                             -------------------------
     Total loans                              334,065     322,236

Accrued interest receivable                     1,673       1,687
Premises and equipment                         13,905      13,429
Real estate owned and other repossessed
 items                                            474       1,258
Bank owned life insurance ("BOLI")             10,904      10,566
Other assets                                    3,016       2,595
                                             -------------------------
     TOTAL ASSETS                            $437,688    $449,633
                                             -------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                     $307,593    $307,672
Federal Home Loan Bank advances                55,980      61,605
Other liabilities and accrued expenses          2,332       2,745
                                             -------------------------
     TOTAL LIABILITIES                        365,905     372,022
                                             -------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
 shares authorized;
  June 30, 2004 - 3,892,070 shares
   issued, 3,483,883 shares outstanding
  September 30, 2003 - 4,251,680 shares
   issued, 3,843,493 shares outstanding
  (Unallocated ESOP shares and unvested
   MRDP shares are not considered outstanding)     39          43
Additional paid in capital                     24,984      33,775
Unearned shares - Employee Stock
 Ownership Plan                                (4,494)     (4,891)
Unearned shares - Management Recognition
 & Development Plan                              (699)     (1,182)
Retained earnings                              52,217      49,699
Accumulated other comprehensive income (loss)    (264)        167
                                             -------------------------
     TOTAL SHAREHOLDERS' EQUITY                71,783      77,611
                                             -------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $437,688    $449,633
                                             -------------------------


                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          KEY FINANCIAL RATIOS AND DATA
                  (Dollars in thousands, except per share data)


                                 Three Months Ended  Nine Months Ended
                                     June 30,           June 30,
                                    2004     2003     2004       2003
                                  -----------------  -----------------
PERFORMANCE RATIOS:
Return on average assets (1)        1.31%    1.41%    1.26%      1.60%
Return on average equity (1)        8.11%    7.91%    7.51%      9.08%
Net interest margin (1)             4.85%    4.51%    4.70%      4.65%
Efficiency ratio                   64.91%   63.15%   64.90%     58.07%


                                        June 30,       September 30,
                                          2004            2003
                                      --------------------------------
ASSET QUALITY RATIOS:
Non-performing loans                    $ 2,109          $3,895
REO & other repossessed assets              474           1,258
Total non-performing assets               2,583           5,153
Non-performing assets to total assets      0.59%          1.15%
Allowance for loan losses to
  non-performing loans                   186.25%         99.90%

Book Value Per Share (2)                $ 18.44         $18.25
Book Value Per Share (3)                $ 19.98         $19.77

------------------------
(1) Annualized
(2) Calculation includes ESOP shares not committed to be released
(3) Calculation excludes ESOP shares not committed to be released


                               Three Months Ended   Nine Months Ended
                                    June 30,             June 30,
                                2004       2003      2004      2003
                               ------------------   ------------------
AVERAGE BALANCE SHEET:
Average Total Loans            $338,215  $314,764  $338,497  $318,478
Average Total Interest Earning
 Assets                         405,227   407,287   414,298   404,313
Average Total Assets            442,653   437,819   451,039   434,164
Average Total Interest Bearing
 Deposits                       281,933   270,562   284,127   269,704
Average FHLB Advances            55,512    61,695    57,786    61,736
Average Shareholders' Equity     71,344    77,949    75,541    76,337


     Comparison of Financial Condition at June 30, 2004 and September 30, 2003

     Total Assets: Total assets decreased $11.9 million to $437.7 million at June 30, 2004 from $449.6 million at September 30, 2003 primarily due to a decrease in the Company's interest bearing deposits in banks. The balance in the Company's interest bearing deposits decreased by $27.8 million primarily due to the repurchase of 463,016 shares of TSBK stock for $10.6 million and the repayment of $5.6 million of Federal Home Loan Bank advances.
     Partially offsetting the decrease in interest bearing balances, was an $11.8 million increase in net loans receivable, and a $3.9 million increase in cash and due from financial institutions.

     Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks decreased by $28.3 million to $55.5 million at June 30, 2004 from $83.8 million at September 30, 2003, as a portion of the Company's short-term deposits were used to fund the Company's stock repurchase program, repay Federal Home Loan Bank advances and fund loan growth.

     Loans: Net loans receivable, including loans held-for-sale, increased by $11.9 million to $334.1 million at June 30, 2004 from $322.2 million at September 30, 2003. The increase in the portfolio was primarily a result of a $5.0 million increase in land loans, a $4.5 million increase in commercial real estate loans, a $3.1 million increase in consumer loans, a $1.5 million increase in construction loans (net of undisbursed portion), and a $1.5 million increase in commercial business loans. These increases were partially offset by a $3.6 million decrease in the Bank's one-to-four family mortgage loan portfolio and a $200,000 decrease in multi-family loans.

     Loan originations totaled $46.9 million and $133.6 million for the three and nine months ended June 30, 2004, compared to $75.1 million and $184.4 million for the same periods a year earlier. The Bank sold $10.4 million and $33.3 million in fixed rate one-to-four family mortgage loans for the three and nine months ended June 30, 2004, compared to $25.7 million and $88.0 million for the same periods a year earlier.

     Deposits: Deposits decreased by $79,000 to $307.6 million at June 30, 2004 from $307.7 million at September 30, 2003, primarily due to a $13.8 million decrease in the Bank's certificate of deposit accounts, a $1.9 million decrease in savings accounts, and a $622,000 decrease in money market accounts. These decreases were partially offset by a $15.0 million increase in N.O.W. checking accounts and a $1.3 million increase in non-interest bearing accounts. The Bank continues to focus on attracting transaction accounts rather than higher-rate time deposits. Transaction accounts represent a stronger core deposit relationship than other types of deposit accounts.

     Shareholders' Equity: Total shareholders' equity decreased by $5.8 million to $71.8 million at June 30, 2004 from $77.6 million at September 30, 2003, primarily due to the repurchase of 463,016 shares of the Company's stock for $10.6 million and the payment of $1.7 million in dividends to shareholders. Partially offsetting these decreases to equity, were net income of $4.3 million and a $1.6 million increase to additional paid in capital from the exercise of stock options. Also affecting shareholders' equity were decreases of $483,000 and $397,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plans.
     On February 27, 2004, the Company announced a plan to repurchase 360,670 shares of the Company's stock. This marked the Company's 12th stock repurchase plan. As of June 30, 2004, the Company has repurchased 195,086 of these shares at an average price of $22.84 per share. Cumulatively the Company has repurchased 3,173,687 (48.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998 at an average price of $14.91 per share.

     Comparison of Operating Results for the Three and Nine Months Ended June 30, 2004 and 2003

     Net Income: Net income for the quarter ended June 30, 2004 was $1.45 million, or $0.39 per diluted share ($0.41 per basic share) compared to $1.54 million, or $0.38 per diluted share ($0.41 per basic share) for the quarter ended June 30, 2003. The increase in earnings per share was primarily a result of the lower number of weighted average shares outstanding due to share repurchases. Net income for the current quarter was $95,000 lower than the same period a year ago primarily due to decreased non-interest income, which was partially offset by increased net interest income.
     Net income for the nine months ended June 30, 2004 was $4.26 million, or $1.10 per diluted share ($1.16 per basic share) compared to $5.20 million, or $1.30 per diluted share ($1.36 per basic share) for the nine months ended June 30, 2003. The $0.20 per share decrease in earnings for the nine months ended June 30, 2004 was primarily a result of the $1.58 million ($1.04 million net of income tax - $0.27 per diluted share) decrease in non-interest income and the $595,000 ($393,000 net of income tax - $0.10 per diluted share) increase in non-interest expense. These items were partially offset by a $764,000 ($504,000 net of income tax - $0.13 per diluted share) increase in net interest income after provision for loan losses and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.04.
     Net Interest Income: Net interest income increased $320,000 to $4.92 million for the quarter ended June 30, 2004 from $4.60 million for the quarter ended June 30, 2003, primarily due to a decrease in the Company's funding costs. Total interest expense decreased by $467,000 to $1.71 million for the quarter ended June 30, 2004 from $2.18 million for the quarter ended June 30, 2003 as the Company's total cost of funds decreased to 2.03% from 2.62%. The lower funding costs were due in part to a change in the composition of interest-bearing liabilities, as certificate of deposit accounts and FHLB advances decreased while N.O.W. checking accounts, a lower costing category of funds, increased. Partially offsetting the reduced funding costs was decreased interest income. Total interest income decreased $147,000 to $6.63 million for the quarter ended June 30, 2004 from $6.77 million for the quarter ended June 30, 2003, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.54% for the quarter ended June 30, 2004 compared to 6.65% for the quarter ended June 30, 2003. As a result of these changes, the net interest margin increased to 4.85% for the quarter ended June 30, 2004 from 4.51% for the quarter ended June 30, 2003.
     Net interest income increased $511,000 to $14.60 million for the nine months ended June 30, 2004 from $14.09 million for the nine months ended June 30, 2003, primarily due to a larger interest earning asset base and a decrease in the Company's funding costs. Average total interest earning assets increased by $10.0 million to $414.3 million for the nine months ended June 30, 2004 from $404.3 million for the nine months ended June 30, 2003. Total interest expense decreased by $1.30 million to $5.58 million for the nine months ended June 30, 2004 from $6.88 million for the nine months ended June 30, 2003 as the Company's total cost of funds decreased to 2.17% from 2.77%. Total interest income decreased $789,000 to $20.19 million for the nine months ended June 30, 2004 from $20.98 million for the nine months ended June 30, 2003, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.50% for the nine months ended June 30, 2004 compared to 6.92% for the nine months ended June 30, 2003. As a result of these changes, the net interest margin increased to 4.70% for the nine months ended June 30, 2004 from 4.65% for the nine months ended June 30, 2003.

     Provision for Loan Losses: The provision for loan losses for the quarter ended June 30, 2004 decreased $52,000 to $14,000 from $66,000 for the quarter ended June 30, 2003. Management deemed the allowance for loan losses of $3.93 million at June 30, 2004 (1.16% of loans receivable and 186.25% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.94 million (1.26% of loans receivable and 180.2% of non-performing loans) at June 30, 2003. The Company had a net charge-off of $14,000 for the current quarter compared to a net recovery of $3,000 in the same quarter of 2003. For the nine months ended June 30, 2004 and 2003, net charge-offs were $58,000 and $40,000, respectively.

     The Company's non-performing asset ratio decreased to 0.59% at June 30, 2004 from 1.00% at March 31, 2004 and 1.15% at September 30, 2003. The
non-performing loan total of $2.11 million at June 30, 2004 consisted of $659,000 in one-to-four family loans, $616,000 in commercial real estate loans, $402,000 in one-to-four family construction loans, $367,000 in land loans, $36,000 in commercial business loans, and $29,000 in consumer loans. Despite historically maintaining a higher percentage of non-performing loans than relevant peer group averages, the Company's actual charge-offs have remained low. The Company's net charge-offs to outstanding loans ratio was a minimal ..004% for the quarter ended June 30, 2004 and during the last five fiscal years has averaged less than .10% per year.

     Non-interest Income: Total non-interest income decreased $565,000 to $1.08 million for the quarter ended June 30, 2004 from $1.65 million for the quarter ended June 30, 2003, primarily due to a $272,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), a $135,000 decrease in gain on sale of securities, a $47,000 decrease in ATM transaction fees, a $38,000 decrease in escrow fees, and a $26,000 decrease in loan application fees. Income from loan sales decreased as mortgage banking activity slowed. The Bank sold $10.4 million in fixed rate one-to-four family mortgages during the quarter ended June 30, 2004 compared to $25.7 million for the same period a year ago.

     Total non-interest income decreased $1.58 million to $3.21 million for the nine months ended June 30, 2004 from $4.79 million for the nine months ended June 30, 2003, primarily due to a $868,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), a $141,000 decrease in gain on sale of securities, a $126,000 decrease in ATM transaction fees, a $113,000 decrease in services charges on deposits, a $100,000 decrease in escrow fees, an $87,000 decrease in loan application fees and a $62,000 decrease in BOLI income. Income from loan sales decreased as mortgage banking activity slowed. The Bank sold $33.3 million in fixed rate one-to-four mortgages during the nine months ended June 30, 2004 compared to $88.0 million for the same period a year ago.

     Non-interest Expense: Total non-interest expense decreased by $49,000 to $3.89 million for the quarter ended June 30, 2004 from $3.94 million for the quarter ended June 30, 2003. The decrease is primarily a result of lower premises and equipment expenses. Premises and equipment expenses decreased by $154,000 primarily due to technology conversion related expenses that were included in the June 30, 2003 quarter. Partially offsetting this decrease was an $87,000 increase in salaries and benefits.

     Total non-interest expense increased by $595,000 to $11.56 million for the nine months ended June 30, 2004 from $10.97 million for the nine months ended June 30, 2003. The increase is primarily a result of increased employee expenses, increased premises and equipment expenses, and expenses related to the Bank's technology conversion. The technology-related conversion expenses totaled $145,000 for the nine months ended and are reflected in the income statement under salaries and employee benefits ($67,000) and other non-interest expenses ($78,000). In addition to the conversion related expenses for employee overtime, salaries and employee benefit expenses also increased by $384,000 due to a larger employee base, annual salary adjustments, and increased medical insurance costs.


                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                           LOANS RECEIVABLE BREAKDOWN
                             (Dollars in thousands)

The following table sets forth the composition of the Company's loan portfolio by type of loan.

                                       At June 30,    At September 30,
                                         2004              2003
                                    Amount   Percent  Amount   Percent
                                   ----------------- -----------------
Mortgage Loans:
  One-to-four family (1)           $ 91,799   24.92% $ 95,371   26.21%
  Multi family                       18,043    4.90    18,241    5.01
  Commercial                        107,456   29.16   102,972   28.30
  Construction and land development  88,446   24.00    94,117   25.87
  Land                               20,587    5.59    15,628    4.30
                                   --------- ------- --------- -------
    Total mortgage loans            326,331   88.57   326,329   89.69
Consumer Loans:
  Home equity and second mortgage    21,782    5.91    19,233    5.29
  Other                               9,339    2.53     8,799    2.42
                                   --------- ------- --------- -------
                                     31,121    8.44    28,032    7.71

Commercial business loans:           11,012    2.99     9,475    2.60
                                   --------- ------- --------- -------
         Total loans                368,464  100.00%  363,836  100.00%

Less:
  Undisbursed portion of loans
    in process                      (27,567)          (34,785)
  Unearned income                    (2,904)           (2,924)
  Allowance for loan losses          (3,928)           (3,891)
                                   ---------         ---------
Total loans receivable, net        $334,065          $322,236
                                   =========         =========

--------------
(1) Includes loans held-for-sale.



                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                                DEPOSIT BREAKDOWN
                             (Dollars in thousands)

The following table sets forth the balances of deposits in the various types of accounts offered by the Bank at the dates indicated.


                                     June 30, 2004  September 30, 2003
                                   ---------------  ------------------
Non-interest bearing                  $   30,450       $    29,133
N.O.W. checking                           72,586            57,614
Savings                                   47,667            49,572
Money market accounts                     38,822            39,444
Certificates of deposit under $100,000    96,261           109,720
Certificates of deposit $100,000 and over 21,807            22,189
                                         --------          --------

                        Total deposits  $307,593          $307,672
                                         --------          --------



     Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, Silverdale, Olympia, and Gig Harbor.

    CONTACT: Timberland Bancorp, Inc.
             Michael R. Sand or Dean Brydon, 360-533-4747